Exhibit 99.1

GameStop Reports Third Quarter 2012 Results

Company increases share repurchase authorization to $500 million

Company declares $0.25 quarterly dividend

GRAPEVINE, Texas--(BUSINESS WIRE)--November 15, 2012--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today reported sales and earnings for the third quarter ended Oct. 27, 2012.

Third Quarter Results

Total global sales for the third quarter of 2012 were $1.77 billion compared to $1.95 billion in the prior year quarter, a decrease of 8.9%. Consolidated comparable store sales decreased 8.3%. Sales of new software, pre-owned software and new hardware declined during the quarter due to the longevity of the current console cycle and the difficult comparison of major new software titles released during the third quarter of 2012.

Sales in the Other category increased 31.1% during the quarter, primarily driven by new business channels. Digital receipts increased 31.8% to $127 million. Mobile sales, made up of tablet and pre-owned mobile products, were $43.2 million, on course to reach the company’s 2012 forecast of $150 to $200 million.

Excluding impairment charges, GameStop’s adjusted net earnings for the third quarter were $47.2 million compared to adjusted net earnings of $53.9 million in the prior year quarter. Adjusted diluted earnings per share were $0.38, exceeding the high-end of guidance by $0.02 per share.

Paul Raines, chief executive officer, stated, “Diligent operational efforts in a tough video game market as well as continued margin expansion of 200 basis points resulted in third quarter earnings exceeding expectations. We are now focused on delivering a successful holiday quarter driven by great titles, an unrivaled loyalty program, exciting new businesses and the Wii U launch.”

During the third quarter, GameStop recorded goodwill and other impairment charges of $678.8 million ($671.5 million, net of tax benefits) primarily as a result of finalizing a previously disclosed interim impairment test of the company’s goodwill and other intangible assets. This impairment test was required under ASC 350 of generally accepted accounting principles due to a temporary decline in the company’s stock price during the second quarter. The charges primarily relate to GameStop’s international reporting segments and are non-cash charges, which do not affect future operations, cash flows or liquidity position. A reconciliation of non-GAAP, or adjusted, net income to GAAP net income (loss) is included with this release (Schedule III).

Including the impairment charge, GameStop’s net loss for the third quarter was $624.3 million, compared to net earnings of $53.9 million in the prior year quarter. Diluted loss per share was $5.08, compared to diluted earnings per share of $0.39 in the prior year quarter.

Capital Allocation Update

During the third quarter of 2012, GameStop repurchased 3.7 million shares of common stock at an average price of $20.59, or $76.8 million worth of stock. Today, the company also announced that the board of directors has approved a new $500 million share repurchase plan, replacing the remaining $242 million available on the existing authorization.

Rob Lloyd, chief financial officer, said, “During the quarter, we reached an important milestone of repurchasing $1 billion of our stock since 2009. Our on-going buyback program and quarterly dividends highlight our commitment to improving total shareholder return through disciplined capital allocation.”

GameStop’s board of directors also declared a quarterly cash dividend of $0.25 per common share payable on Dec. 12, 2012 to shareholders of record at the close of business on Nov. 28, 2012.

Earnings Guidance

For the fourth quarter of fiscal 2012, GameStop expects comparable store sales to range from -7.0% to +1.0%. Diluted earnings per share are expected to range from $2.07 to $2.27. For the full year, the company is maintaining its previously announced adjusted diluted earnings per share guidance range of $3.10 to $3.30, excluding goodwill and impairment charges, based on weighted average fully diluted shares outstanding of approximately 127,000,000. Incorporating third quarter results, full year comparable store sales are now expected to range from -9.0% to -6.0%.

Note: Current guidance only includes the effect of the shares purchased thus far in fiscal 2012.

Conference Call and Webcast Information

GameStop will host a conference call at 10:00 a.m. CST on Nov. 15, 2012 to discuss the third quarter earnings results. The dial-in number for the call is 800-723-6751 and the pass code is 2817495. The call can also be accessed at GameStop Corp.’s investor relations website at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s investor website.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop’s retail network and family of brands include 6,650 company-operated stores in 15 countries worldwide and online at www.GameStop.com. The network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; and a digital PC game distribution platform available at www.GameStop.com/pc.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the fourth quarter and fiscal 2012, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the launch of next generation consoles and the features of such consoles; the cyclical nature of the video game industry; the risks associated with international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 28, 2012 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	Oct 27, 2012	Oct 29, 2011

Net sales	$1,772.8	$1,946.8
Cost of sales	1,215.4	1,373.9

Gross profit	557.4	572.9

Selling, general and administrative
expenses	438.2	443.3
Depreciation and amortization	43.9	47.0
Goodwill impairments	627.0	-
Asset impairments	51.8	-

Operating earnings (loss)	(603.5)	82.6

Interest expense, net	1.0	5.2
Debt extinguishment expense	-	0.6

Earnings (loss) before income
tax expense	(604.5)	76.8

Income tax expense	19.8	23.1

Consolidated net income (loss)	(624.3)	53.7
Net loss attributable to noncontrolling interests	-	0.2
Consolidated net income (loss) attributable to GameStop	$(624.3)	$53.9

Net income (loss) per common share:
Basic[1]	$(5.08)	$0.39
Diluted[1]	$(5.08)	$0.39

Weighted average common shares
outstanding:
Basic	122.8	138.8
Diluted	122.8	139.8

Percentage of Sales:

Net sales	100.0%	100.0%
Cost of sales	68.6%	70.6%

Gross profit	31.4%	29.4%

Selling, general and administrative
expenses	24.7%	22.8%
Depreciation and amortization	2.5%	2.4%
Goodwill impairments	35.3%	0.0%
Asset impairments	2.9%	0.0%

Operating earnings (loss)	-34.0%	4.2%

Interest expense, net	0.1%	0.3%
Debt extinguishment expense	0.0%	0.0%

Earnings (loss) before income
tax expense	-34.1%	3.9%

Income tax expense	1.1%	1.1%
Consolidated net income (loss)	-35.2%	2.8%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income (loss) attributable to GameStop	-35.2%	2.8%

1 Basic net income per share and diluted net income per share are calculated based on consolidated net income (loss) attributable to GameStop.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	39 weeks	39 weeks
	ended	ended
	Oct 27, 2012	Oct 29, 2011

Net sales	$5,325.2	$5,971.9
Cost of sales	3,648.6	4,235.6

Gross profit	1,676.6	1,736.3

Selling, general and administrative
expenses	1,319.4	1,328.5
Depreciation and amortization	132.3	140.4
Goodwill impairments	627.0	-
Asset impairments	51.8	-

Operating earnings (loss)	(453.9)	267.4

Interest expense, net	2.3	17.8
Debt extinguishment expense	-	0.6

Earnings (loss) before income
tax expense	(456.2)	249.0

Income tax expense	74.7	84.8

Consolidated net income (loss)	(530.9)	164.2
Net loss attributable to noncontrolling interests	0.1	1.0
Consolidated net income (loss) attributable to GameStop	$(530.8)	$165.2

Net income (loss) per common share:
Basic[1]	$(4.13)	$1.17
Diluted[1]	$(4.13)	$1.16

Weighted average common shares
outstanding:
Basic	128.5	140.8
Diluted	128.5	141.9

Percentage of Sales:

Net sales	100.0%	100.0%
Cost of sales	68.5%	70.9%

Gross profit	31.5%	29.1%

Selling, general and administrative
expenses	24.8%	22.2%
Depreciation and amortization	2.4%	2.4%
Goodwill impairments	11.8%	-
Asset impairments	1.0%	-

Operating earnings (loss)	-8.5%	4.5%

Interest expense, net	0.1%	0.3%
Debt extinguishment expense	0.0%	0.0%

Earnings (loss) before income
tax expense	-8.6%	4.2%

Income tax expense	1.4%	1.4%
Consolidated net income (loss)	-10.0%	2.8%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income (loss) attributable to GameStop	-10.0%	2.8%

1 Basic net income per share and diluted net income per share are calculated based on consolidated net income (loss) attributable to GameStop.

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions, except per share data)
(unaudited)

	Oct 27,	Oct 29,
	2012	2011
ASSETS:
Current assets:
Cash and cash equivalents	$366.4	$442.6
Receivables, net	49.6	58.1
Merchandise inventories	1,645.7	1,778.3
Prepaid expenses and other current assets	146.1	126.7
Deferred taxes	44.6	30.4
Total current assets	2,252.4	2,436.1

Property and equipment:
Land	22.2	25.0
Buildings & leasehold improvements	597.4	613.2
Fixtures and equipment	897.9	866.2
Total property and equipment	1,517.5	1,504.4
Less accumulated depreciation and amortization	997.6	901.5
Net property and equipment	519.9	602.9

Goodwill	1,377.9	2,060.3
Other noncurrent assets	199.1	333.3
Total assets	$4,349.3	$5,432.6

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,277.6	$1,464.3
Accrued liabilities	823.0	709.8
Senior notes payable, current portion, net	-	124.7
Total current liabilities	2,100.6	2,298.8

Other long-term liabilities	151.1	172.3
Total liabilities	2,251.7	2,471.1

Stockholders' equity:
Preferred stock - authorized 5.0 shares; no shares
issued or outstanding	0.0	0.0
Class A common stock - $.001 par value; authorized 300.0 shares;
120.9 and 138.4 shares outstanding, respectively	0.1	0.1
Additional paid-in-capital	409.8	762.0
Accumulated other comprehensive income	144.6	230.0
Retained earnings	1,543.1	1,971.0
Equity attributable to GameStop Corp. stockholders	2,097.6	2,963.1
Equity (deficit) attributable to noncontrolling interest	-	(1.6)
Total equity	2,097.6	2,961.5
Total liabilities and stockholders' equity	$4,349.3	$5,432.6

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	Oct 27, 2012		Oct 29, 2011
		Percent		Percent
	Net sales	of Total	Net sales	of Total
Net sales (in millions):

New video game hardware	$184.8	10.4%	$277.6	14.3%
New video game software	769.8	43.4%	879.1	45.1%
Used video game products	496.3	28.0%	544.5	28.0%
Other	321.9	18.2%	245.6	12.6%

Total	$1,772.8	100.0%	$1,946.8	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	Oct 27, 2012		Oct 29, 2011
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$18.8	10.2%	$22.9	8.2%
New video game software	174.9	22.7%	194.1	22.1%
Used video game products	239.9	48.3%	250.3	46.0%
Other	123.8	38.5%	105.6	43.0%

Total	$557.4	31.4%	$572.9	29.4%

GameStop Corp.
Schedule III

Reconciliation of net income to adjusted net income

The following table reconciles the company's net income (loss) and earnings per share as presented in its Condensed Consolidated Statements of Operations and prepared in accordance with generally accepted accounting principles ("GAAP") to its non-GAAP, or adjusted, net income and earnings per share, excluding the goodwill and asset impairment.

	13 Weeks Ended		39 Weeks Ended
	Oct 27, 2012	Oct 29, 2011	Oct 27, 2012	Oct 29, 2011
Net income (loss)	$(624.3)	$53.9	$(530.8)	$165.2

Goodwill impairments	627.0	-	627.0	-
Asset impairments (net of income taxes)	44.5	-	44.5	-

Adjusted net income	$47.2	$53.9	$140.7	$165.2

Adjusted earnings per share
Basic	$0.38	$0.39	$1.09	$1.17
Diluted	$0.38	$0.39	$1.09	$1.16

Number of common shares used in adjusted calculation
Basic	122.8	138.8	128.5	140.8
Diluted	123.5	139.8	129.1	141.9

During the third quarter, GameStop recorded goodwill and other impairment charges of $678.8 million ($671.5 million, net of tax benefits) primarily as a result of finalizing a previously disclosed interim impairment test of the company's goodwill and other intangible assets. This impairment test was required under ASC 350 of generally accepted accounting principles due to a temporary decline in the company's stock price during the second quarter. The charges primarily relate to GameStop's international reporting segments and are non-cash charges, which do not affect future operations, cash flows or liquidity position.

CONTACT:
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130